ARTICLES SUPPLEMENTARY

                            PRUDENT BEAR FUNDS, INC.

                              CLASS C COMMON STOCK

                          (PAR VALUE $.0001 PER SHARE)

          Pursuant to Section 2-208 of the Maryland General Corporation Law (the "MGCL"), Prudent Bear Funds, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the Department of Assessments and Taxation of the State of Maryland (the "Department") that:

          FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

          SECOND: Pursuant to Section 2-105(a)(9) of the MGCL and Article IV of the charter of the Corporation, the Board of Directors of the Corporation duly adopted resolutions (a) designating Two Hundred Fifty Million ($250,000,000) unissued and undesignated shares of Common Stock of the Corporation, par value $.0001 per share, as "Class C Common Stock," and (b) authorizing and directing the filing of these Articles Supplementary for record with the Department.

          THIRD: The Class C Common Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as the other classes of Common Stock of the Corporation, as set forth in Article IV of the Corporation's charter.

          FOURTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on this ____ day of September, 1998.



                                 ---------------------------------------
                                 David Tice, President


                                 ---------------------------------------
                                 Gregg Jahnke, Secretary



                  THE UNDERSIGNED, President of Prudent Bear Funds, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                 ---------------------------------------
                                 David Tice, President